Exhibit 99.1

Metabolix Reports Fourth Quarter and Full Year 2011 Financial Results and Provides Business Update

Metabolix Acquires Mirel Inventory Providing a Foundation for Launching the PHA Biopolymers Business under a New Commercial Model

CAMBRIDGE, Mass.—(BUSINESS WIRE)— Metabolix, Inc.   (NASDAQ: MBLX), a bioscience company focused on bringing sustainable solutions to the plastics, chemicals and energy industries, today reported financial results for the three months and full year ended December 31, 2011.

FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL OVERVIEW

Total revenue in the fourth quarter of 2011 was $0.4 million, compared to $0.1 million for the comparable quarter in 2010. Research and development expenses were $6.1 million for the fourth quarter of 2011 compared to $5.8 million for the same period in 2010. Selling, general and administrative expenses were $4.0 million for the fourth quarter of 2011 as compared to $3.8 million for the comparable quarter in 2010.  The Company reported a net loss of $9.6 million or $0.28 per share for the fourth quarter of 2011 compared to a net loss of $9.5 million or $0.35 per share for the fourth quarter of 2010.

The Company’s net cash used for operating activities during the fourth quarter of 2011 was $8.6 million, which compares to net cash used of $8.1 million for the comparable quarter in 2010.

Total revenue for the full year 2011 was $ 1.4 million, compared to $ 0.4 million, for the comparable quarter in 2010.  The year-over-year increase was primarily due to an increase in 2011 in government research grant revenue, and an increase in license fee and royalty revenue as compared to 2010.

For the full year 2011, research and development expenses were $24.4 million compared to $23.7 million for 2010. The increase was primarily due to an increase in contracted research related to Mirel product development and the Company’s biobased industrial chemicals program, employee compensation and related benefit expenses partially offset by a decrease in material production costs. For the full year 2011, selling, general and administrative expenses were $15.8 million as compared to $15.7 million in 2010.

For the full year, the Company reported a net loss of $38.8 million or $1.24 per share as compared to a net loss of $38.8 million or $1.45 per share for 2010.

Metabolix manages its finances with an emphasis on cash flow.   Net cash used in operating activities for the full year was $31.7 million compared to $32.0 million used in 2010. Unrestricted cash and investments at December 31, 2011 totaled $78.4 million. In 2011, the Company raised $49.3 million net proceeds in an offering of common stock and continues to have no debt.

TERMINATION OF TELLES JOINT VENTURE AND FINANCIAL OUTLOOK 2012

Metabolix announced today that it has agreed with Archer Daniel Midland Company (ADM) on the terms of the wind down of the Telles joint venture effective March 6.   Metabolix also disclosed that the Company is paying approximately $3.0 million in a transfer of rights and assets including all product inventory and compounding raw materials, all product certifications, approvals and trademarks, and pilot plant equipment located outside of the Clinton plant. As such, more than 5 million pounds of PHA biopolymer inventory is being transferred to Metabolix.  Metabolix also retains exclusive rights to all Metabolix PHA technology and associated intellectual property.  ADM retains its manufacturing plant in Clinton, Iowa.  Metabolix also released ADM from any future obligations to provide fermentation services.

In first quarter 2012, Metabolix restructured its business and expects to take a restructuring charge of approximately $1.0 million. Metabolix also expects to recognize approximately $38.9  million in deferred revenue in first quarter 2012 in connection with the termination.   Metabolix currently expects cash usage for 2012 in the range of $28 to $30 million, and to end 2012 with cash and investments balances of approximately $48 to $50 million. The Company anticipates ending 2012 with an annual cash usage run rate of approximately $24 million, excluding any additional partner funding, grant revenue or other sources of income.

BUSINESS UPDATE

Metabolix plans to launch its business in PHA biopolymers under a new commercial model.  Since January, Metabolix has opened constructive discussions with a number of potential alternative manufacturing and commercialization partners for PHA biopolymers.

Metabolix has retained a core team in biopolymers to provide continuity with the technology, manufacturing process and markets during this period of transition.  In addition, the Company is working closely with customers to understand their product needs.  With more than 5 million pounds of product inventory available, Metabolix expects it will have adequate product inventory to supply core customers with PHA biopolymer until new inventory becomes available and to continue product development in high value-added applications.

“We remain enthusiastic and committed to successfully commercializing the Mirel family of PHA biopolymers which offer the marketplace a truly differentiated biodegradability profile,” commented Richard P. Eno, President and Chief Executive Officer of Metabolix.  “We see a robust and growing global market for bioplastics and remain confident that we are well positioned to serve customers and develop high value applications for our PHA biopolymers. We are taking decisive steps to establish our manufacturing strategy and supply under a new commercial model.”

Mr. Eno continued, “The production of renewable chemicals is a further attractive opportunity for our technology.   In 2011, we made important progress demonstrating production of C4 and C3 chemicals and accessed a grant to advance co-production of biobased chemicals in switchgrass.”

In its second technology platform, Metabolix is developing C4 and C3 chemicals from biobased sources.  In 2011, Metabolix announced a joint development agreement with CJ CheilJedang (“CJ”) to continue to advance and refine Metabolix production technology and assess investment options for the commercialization of biobased C4 chemicals through fermentation.  In 2011, the Company produced gamma-Butyrolactone (“GBL”) at semi-works scale and demonstrated a chemical profile consistent with accepted industry specifications.  In conjunction with technical progress, Metabolix expects to continue discussions with CJ and other industry leaders with the goal of forming the industry alliances necessary to successfully bring the Company’s biobased C4 industrial chemicals into commercial production.

Developing and commercializing biobased C3 chemicals represents another attractive market for Metabolix technology. In 2012, Metabolix plans to optimize microbial strains to produce biobased C3 chemicals and to continue scale up of fermentation operations. The Company also plans to continue development and optimization of its FAST recovery technology to produce renewable acrylic acid to match the chemical specifications of conventional chemical counterparts.

In its third technology platform, crop-based businesses, Metabolix is developing an innovative biorefinery system which uses plant crops to co-produce biobased chemicals with bioenergy. In 2011, Metabolix was awarded a $6 million grant by the U.S. Department of Energy (“DOE”) to produce PHB, a sub-class of PHA, in switchgrass and to develop methods to thermally convert the PHB-containing biomass to crotonic acid and to densified biomass for fuel. In 2012, Metabolix expects to continue to advance research under the DOE grant.

Conference Call Information

Richard Eno, the Company’s President and CEO, Joseph Hill, CFO, and Oliver Peoples, Co-founder and CSO, will host a conference call on the same day at 4:30 p.m. (Eastern) to discuss the results of the fourth quarter and fiscal year ended December 31, 2011. The Company will also provide an update on the business and answer questions from the investment community.  To participate, dial toll-free 1-888-500-6970 or 1-719-325-2419 (international).  The pass code is 2602945.  The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 2602945.  The replay will be available beginning at 7:30 p.m. (Eastern) on Tuesday, March 6, 2012 and will last through 11:59 PM (Eastern) March 20, 2012.  In addition, the webcast will be archived on the Company’s website at www.metabolix.com in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is developing biosourced industrial chemicals and plastics, as well as a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com.   (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expected future financial results and cash usage; plans for launch of the Metabolix biopolymers business; expectations for the commercialization of Metabolix biopolymers, commercialization of the Company’s industrial chemicals and projected advances in crop yields; and future research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the following:  increased risks and uncertainties relating to commercialization of our first and only product, Mirel, due to the termination of the ADM commercial alliance—we relied heavily on ADM for the successful implementation of our biopolymer commercialization; uncertainties relating to our ability to obtain sufficient biopolymer manufacturing and compounding capacity and to obtain raw materials in sufficient quantities or in a timely manner; uncertainties relating to the price of petroleum relative to the biobased feedstocks used to make Mirel and our other products; and other risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission, including its quarterly form 10-Qs filed during 2011, and its 10-K for the year ended December 31, 2010 filed on March 10, 2011. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue:
Grant revenue	$351	$38	$918	$64
License fee and royalty revenue from related parties	28	25	447	122
License fee and royalty revenue	60	50	60	50
Research and development revenue	—	—	—	212
Total revenue	439	113	1,425	448

Operating expense:
Research and development expenses, including cost of revenue	6,093	5,761	24,445	23,673
Selling, general, and administrative expenses	3,963	3,836	15,841	15,714
Total operating expenses	10,056	9,597	40,286	39,387
Loss from operations	(9,617)	(9,484)	(38,861)	(38,939)

Other income (expense):
Interest income, net	14	17	76	136
Net loss	$(9,603)	$(9,467)	$(38,785)	$(38,803)

Net loss per share:
Basic and Diluted	$(0.28)	$(0.35)	$(1.24)	$(1.45)

Number of shares used in per share calculations:	34,110,508	26,891,816	31,257,376	26,773,755

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	December 31,	December 31,
	2011	2010
Assets
Cash, cash equivalents and short-term investments	$76,855	$61,574
Other current assets	1,584	1,682
Restricted cash	622	622
Property and equipment, net	2,276	2,776
Long-term investments	1,503	—
Other assets	72	117
Total assets	$82,912	$66,771

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$4,086	$4,324
Short-term deferred revenue	2,914	1,906
Current portion of deferred rent	165	165
Long-term deferred revenue	35,944	36,207
Other long-term liabilities	340	493
Total liabilities	43,449	43,095
Total stockholders’ equity	39,463	23,676
Total liabilities and stockholders’ equity	$82,912	$66,771

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities
Net loss	$(38,785)	$(38,803)	$(37,957)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	1,507	1,647	2,734
Charge for 401(k) company common stock match	529	443	428
Stock-based compensation	4,633	4,696	4,653
Gain on sale of equipment	—	—	(70)
Changes in operating assets and liabilities:
Accounts receivable	(146)	19	140
Unbilled receivable	(296)	(5)	53
Due from related parties	(71)	(15)	—
Prepaid expenses and other assets	68	(104)	(205)
Accounts payable	273	(387)	(232)
Accrued expenses	(623)	329	334
Deferred rent and other long-term liabilities	(153)	(156)	(156)
Deferred revenue	1,333	341	4,519
Net cash used in operating activities	(31,731)	(31,995)	(25,759)

Cash flows from investing activities
Purchase of property and equipment	(895)	(906)	(2,017)
Proceeds from sale of equipment	—	—	70
Change in restricted cash	—	(29)	—
Purchase of investments	(107,477)	(83,814)	(119,956)
Proceeds from sale and maturity of short-term investments	99,464	116,126	103,048
Net cash provided by (used in) investing activities	(8,908)	31,377	(18,855)

Cash flows from financing activities
Proceeds from options exercised	74	2,339	116
Proceeds from public stock offering, net of issuance costs	49,333	—	29,118
Net cash provided by financing activities	49,407	2,339	29,234

Effect of exchange rate changes on cash and cash equivalents	(17)	(9)	—

Net increase (decrease) in cash and cash equivalents	8,751	1,712	(15,380)
Cash and cash equivalents at beginning of period	12,526	10,814	26,194
Cash and cash equivalents at end of period	$21,277	$12,526	$10,814

Metabolix General Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

Investor Relations Contact:

James R. Palczynski, ICR, (203) 682-8229, james.palczynski@icrinc.com